Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

Q4 and Full Year 2019 Financial Results

February 26, 2020

Bruce Davis – Chairman and CEO

Thank you and good afternoon. Welcome to our conference call. Charles Beck, our CFO, is with me. On the call today, we will review Q4 and fiscal 2019 financial results, discuss significant business developments and market conditions, and provide an update on progress in execution of strategy since the Needham conference update in mid-January. We have posted these prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Please note that we may make certain forward-looking statements in this call, and in the prepared remarks we filed with the Securities and Exchange Commission [and posted on our website] under the heading “Safe Harbor Statement,” regarding revenue recognition matters, results of operations, investments, initiatives, perspectives on business partners, customers, prospects, industry trends, and growth strategies. We also will discuss from time to time information provided to us by our partners and actual and potential customers.  We are providing this information as we understand it was represented to us.  We do not verify nor vouch for such information. All such statements and information are subject to many assumptions, risks, uncertainties and changes in circumstances. Any assumptions we share about future performance represent a point-in-time estimate. Actual results may vary materially from those expressed or implied by such statements.  We expressly disclaim any obligation to revise or update statements or other information that we provide during this call to reflect events or circumstances that may arise after the date of this conference call. For more information about risk factors that may cause actual results to differ from expectations, please see the company’s filings with the Securities and Exchange Commission, including the Form 10-K that we expect to file shortly. Any links included in our prepared remarks are provided for general information and context only. The content referenced is not incorporated by reference and you should not consider it a part of this presentation.  We do not verify nor vouch for such information.

Charles will now comment on our financial results, then I will discuss significant business developments, market conditions, and execution of strategy.

Financial Results

Barcode revenue for the quarter increased 138% year-over-year to $1.4 million. Total Q4 revenue increased 2% to $5.3 million from $5.2 million in the fourth quarter of last year.  The increase in Barcode revenue was offset by lower service revenue reflecting the timing of program work with the Central Banks.

Barcode bookings during the fourth quarter were $1.3 million, down from $1.8 million in Q4 last year. The decrease was due to sudden and unexpected corporate cost-cutting at one of our supplier partners developing supply chain applications, leading to renegotiation of our contract with them. That contract contributed $1.3 million to bookings in Q4 last year. We expect a Q1 booking from a revised contract that is being negotiated.  We expect that the new contract will have less fixed and more variable elements than its predecessor, yielding lower short-term bookings and revenues with higher potential upside.  Once things are settled, I will provide additional details.  This does not affect any of our retail business.  This developer’s focus is on supply chain improvements.

Gross margin for the quarter was 66%, up from 60% last year, primarily reflecting the impact of higher Barcode revenue.

Operating expenses increased by 9% from Q4 last year primarily reflecting routine annual compensation and benefits adjustments for our employees and increased headcount to address growing demand and delivery requirements.

Net loss for Q4 was $8.7 million or 73 cents per diluted share, versus a net loss of $8.0 million or 70 cents per diluted share in the fourth quarter last year, reflecting higher operating expenses.

We ended the quarter with $36.8 million in cash and investments. We did not raise any capital under our ATM program during the fourth quarter. There is $9.7 million remaining of the $30 million authorized.  We will exercise customary care in determining the best course of action regarding the remainder of the authorization should circumstances warrant resumption of sales under the program.

We invested $6 million of working capital during Q4, which was at the low end of the range of $6 to $7 million we provided in our last call, largely due to the favorable timing of cash receipts and payments. We used $5.6 million of cash to fund operations and $500 thousand for capital expenditures.  We anticipate operating expenses in the first quarter to be between $13.6 million and $13.8 million. The roughly 10% projected increase in operating expenses over the fourth quarter reflect the impact of routine annual cost of living adjustments for our employees, increased headcount; and quarter-specific costs for NRF, other sales and marketing initiatives, and the year-end audit.  We expect that cash usage will be between $7 to $8 million in Q1 reflecting the reversal of the favorable timing of cash receipts and payments we saw in Q4 and the impact of the quarter specific costs I just mentioned. We expect our average cash usage for the remainder of 2020 to be at a lower run-rate than we are projecting for the first quarter, and will continue vary quarter to quarter depending on timing of cash receipts and payments.

Turning to results for the full year: Barcode revenue increased 105% over last year to $4.9 million. Total revenue increased 8% to $23 million from $21.2 million last year. The effect of doubling Barcode revenue was partially offset by Guardian revenue, which decreased 11% from last year to $3.2 million. Revenue from the Central Banks was up marginally over 2018, as expected.

Barcode bookings for the full year were up 60% to $4.9 million from $3.1 million last year. The increase in bookings reflects the impact of the Walmart contract and other new Barcode bookings partially offset by the impact of the contract renegotiation with a developer that I referenced earlier.

Gross margin for the year was up five points to 65%, primarily reflecting the impact of higher Barcode revenue.

Operating expenses for the year increased by 5% from last year primarily reflecting the impact of routine annual compensation and benefits adjustments for our employees.

Turning to the balance sheet, cash and investments were $6.8 million lower than at the end of 2018, reflecting investments in our primary growth initiative offset by $19.6 million of capital raised in an at-the-market offering during the second quarter.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-K that we expect to file shortly.

Bruce will now provide his comments on significant business developments, market conditions, and execution of strategy.

Execution of Strategy

Awareness of Digimarc and engagement have risen to much higher levels in the last few months.1  Website traffic was up across the board in Q4.  Social media following increased as well.  We are working our way up the ranking of IT priorities with retailers.  Many CPGs are now engaged across the range of relevant applications in manufacturing, retail store operations, and recycling.

We begin each year with the coincidence of NRF and the Needham conference.  I described our progress during 2019 and some insights gained at NRF during Needham; thus, I won’t dwell on 2019 in this update.  The Needham webcast is posted on our website for those who want details of our progress last year.2  At a high level, the year included many important milestones, as Walmart and Netto came on board, Wegmans renewed its contract, and support among global brands expanded significantly.  What is hard to adequately communicate is growth in our supplier network and our ability to support their essential role in our success. As I observe the rate of progress in adoption and revenue growth, this is where we can get the most leverage. We have added staff in this area and focused a great deal of senior management on establishing effective mutually profitable partnerships in all aspects of the developing ecosystem.  Success in these endeavors will facilitate sales growth and pay rich rewards to our shareholders in the long term.

We had the best show ever at 2020 NRF, with demonstrations of efficient inventory management, food waste and shrink reduction, sustainable and connected packaging, connected apparel, and print to web connected catalogs, print ads and promos.  There were more than 3000 booth visitors, 34 partner and 24 customer briefings, the most prominent of which are listed in the prepared remarks:

[1]	See, e.g., https://www.vdcresearch.com/News-events/autoid-blog/Eliminating-Friction-from-the-Retail-Point-of-Sale.html. See also, e.g., http://www.scdigest.com/ontarget/19-09-19-1.php?cid=15887
[2]	https://www.digimarc.com/about/news-events/events/event-listing/2020/01/15/default-calendar/22nd-annual-needham-growth-conference

We entered into our contract with Walmart in Q2 last year for fresh product labels and packaging.  The fresh product label portion is taking longer than expected.    Our labels have not yet reached the stores due to some issues in system integration beyond our control that appear to be nearing resolution.  We plan to be in stores in Q2.

On the other hand, packaging work at Walmart is going great.  Wegmans took several years to reach 2000 packages enhanced.  Netto passed this milestone in a year.  Walmart is already over 2000 after seven months.  The increases in productivity reflect maturation of our Platform and support programs.

These improvements are allowing a rapidly increasing share of package enhancement is being done by suppliers.  This has allowed us to be more open to progress in the broader global market.  It also improves our productivity, giving more time to internal experts for research and development, and training. We have conducted more than fifty trainings in the past year alone.  R&D is producing important advancements in marker-coder, dry offset, metal decoration, plastic molds, vending machines, and fabrics that broaden our application support capabilities.

Walmart’s packaging suppliers continue to add hundreds of enhanced items into Walmart's Supply chain monthly. Products from global brand suppliers have begun arriving in stores. Global brand progress is not limited to Walmart, as Digimarc enhanced packaging is appearing on shelves across the retail landscape of America, with products from P&G, Pepsi, Frito Lay, Quaker Oats, Pic Corporation, International Paper, Sigura, Kimberly-Clark, Conagra, General Mills and others.

Enhancement of the Walmart toy catalog opened the door to discussions of additional commercial print opportunities.  We will continue to bring more innovations to Walmart to help improve the shopping experience for their customers and working to propagate successes at Walmart to other domestic and foreign retailers under common ownership.  As our NRF demonstrations indicated, there is much we can do in areas not covered by the current contract such as apparel, home and garden, commercial print, sustainability, and supply chain management – directly with Walmart and with suppliers.  There are many auto identification functions in store operations that can be improved through use of the Platform, including Scan & Go, shelf inspection robots, pick and pack for curbside delivery, consumer engagement, re-ordering, and recycling.

We are witnessing an enormous uptick in interest in our Platform in Europe, driven by awareness of the successful implementation with Netto Marken-Discount and widespread accolades and increasing interest in the HolyGrail recycling initiative.  Netto, our first major retail customer in Europe, was publicly identified with industry recognition for our mutual success.  Digimarc and Netto were recognized with the “Top Supplier Retail 2020” award from the EHI Retail Institute for adding Digimarc Barcode to their private label brand packaging.  With the outstanding support of Netto’s packaging suppliers, Shawk! and Wipak, we have made rapid progress in deployment, with more than 2000 enhanced products on-shelf in more than 4000 stores.3  As with Walmart, we are discussing other uses of our Platform to improve operations and customer experience.

We play a role in many aspects of the Circular Economy, including responsible package design, consumer education, collection and waste sortation.  HolyGrail was focused on waste sortation.  The program was a huge success, culminating in an impressive demonstration in October of application of our Platform to waste sorting, culminating in winning many awards and accolades, and a feature story on BBC.

Organization of HG2.0 is underway.4  The primary goal of the next phase is to determine an effective path to commercialization.  As the organization is being formed, we have engaged with TOMRA to create a specification for a detection module and Berry Global, Paccor, Sidel, Alpla and others on how to apply our software to plastic molds.  Leadership tells us that they have confirmed interest from 160 stakeholders, including brand owners, retailers, resin suppliers, converters, packaging suppliers, Green Dots, trade associations, and other interested parties. There were 29 participations in the original HolyGrail project. This initiative is being closely watched by relevant European government agencies and lawmakers. There are nearly 60 retailers and global brands among the HG2.0 interested parties, the majority of whom are not yet customers of Digimarc.  This alone could result in more than two dozen new customer relationships.  We have developed some programs for sale to members once the initiative kicks off.  P&G stepped up as a leading implementor when it announced last week that Lenor, Unstoppable and Fairy brands will pioneer application of HolyGrail using the Digimarc platform to improve recycling of their packaging.  We hope that other brands will step up to support our critical role in this initiative.  We also have several proposals for paid pilots with recyclers in several European countries out for consideration as well.  In addition, we are polling venture capital and foundations for R&D funding to support HG2.0.

HG2.0 is not the only path forward in sustainability that we are pursuing.  Discussions are underway with many other interested parties concerning the funding and development of this application of our Platform, in Europe and the US, and elsewhere abroad.  For instance, we have recently engaged with Walmart, GS1 and the Consumer Goods Forum in discussions concerning our role in the Circular Economy and the need for industry leaders to provide direction and support for our efforts, with a focus on responsible package design and more effective supply chain management.  These discussions are synchronous discussions with major users of plastic packaging on the path from R&D to global standards, including soliciting advice and possible participation in funding for these activities.

Further to demonstrating our relevance and expediting progress, we are assessing how currently enhanced packages and labels support the Circular Economy and how this work relates to opportunities to reduce packaging carbon footprint and waste throughout the product lifecycle.  We have shown the ability to reduce waste in manufacturing through improved parts matching.  You all are familiar with our work with Walmart, for instance, on reducing food waste.  We showed examples of enhancement of clamshells typically used for sale of fresh berries at NRF, supporting food safety and reduction in waste.  In that same program, we are exploring means to improve recycling of that package, which today has very low recovery rates.  We are working with a leading berry producer with an understanding that our work with them will be shared with industry.

[3]	https://www.digimarc.com/about/news-events/press-releases/2020/02/18/digimarc-and-german-retailer-netto-marken-discount-win-top-supplier-retail-2020-award-for-netto-s-connected-packaging
[4]	The Packaging Europe website is good source of information. See, e.g., https://www.solidwastemag.com/uncategorized/holy-grail-2-0-getting-off-the-ground/1003282991/

Although there is not the same level of government pressure here vs. Europe, there is a substantial and growing interest in mitigating the carbon footprint among many of our customers.  This is motivating action among suppliers, such as in new use cases being explored by IBM Food Trust for track and trace; and Verstraete, Berry Global, Paccor Tomra, and others for improving plastics packaging designs.

The supply chain is growing and becoming more receptive as we move to scale production with industry leaders in Retail & CPG.  Several of them are assuming more responsibility for application development and maintenance, and system integration, as evidenced in our success with Netto. Our software is getting better, as is our support and business model.  Our mission is to improve and expand basic functioning of the Platform and the quality of our support for these suppliers.  We have created a global interactive map of the supplier ecosystem to help those who can benefit from our Platform locate and communicate with local suppliers in our network.5

We have observed a generally accelerating rate of growth in Barcode bookings and revenues since earlier 2018, evidencing effective execution of strategy.  Growing use of our Platform can be tracked in our media channels and at numerous trade events listed in our website.6

Effective management of working capital is always a priority.  Our outreach to prospective strategic investors has provided valuable insights about direction and positioning, leading us to refine our focus and enlighten a path forward toward optimal partnerships.  Our work in sustainability has also opened doors to possible additional funding sources focused on recycling.  The December quarter 13F reports show an uptick in investment by European funds.  I am planning a non-deal roadshow soon to introduce us more broadly into that community where there has been so much positive news lately.

Key takeaways

Barcode revenues more than doubled in 2019 as we entered into production agreements with two of the world’s leading retailers and gained ground with global consumer brands.

We are in the final stages of packaging implementation with Wegmans, tidying up loose ends on means to complete the roll out and maximize the ROI from the now substantially complete private packaging transformation.

We moved to production with Netto and Walmart, each in their own right, a significant milestone for our company.  Netto was the first supplier led packaging implementation for a major retailer.  Walmart, the world’s largest retailer, is employing the same approach. This transition to supplier led account management is an important strategic milestone.

Our end user focus is on earning the trust and respect of Walmart, facilitating enterprise-wide adoption of our Platform; and, in the process, spinning up capabilities in their massive global supply chain.

We have more openness to collaboration from suppliers than ever before.

We had a successful demonstration of our sorting capabilities in October.  HG won two major awards.  HG2.0 formation is progressing.  We are exploring other opportunities in parallel.

[5]	https://www.digimarc.com/partner-map/
[6]	https://www.digimarc.com/about/news-events/press-releases/2020/02/12/digimarc-platform-innovations-showcased-at-industry-events

As we work to ramp revenues and increase margins, we will continue to explore all sources of working capital, including potential strategic and European investments; and non-traditional sources including ventures funds and foundations focused on ESG.

That’s it for our prepared remarks.  Now, we will open the call to questions.